EXHIBIT 10.76

RITA MEDICAL SYSTEMS, INC.

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is made by and between RITA Medical Systems, Inc., a Delaware corporation (“RITA”), Horizon Medical Products, Inc., a wholly-owned subsidiary of RITA (“HMP”) (RITA and HMP are hereafter referred to collectively as the “Company”), and Robert J. Wenzel (“Mr. Wenzel”).

WHEREAS, effective July 29, 2004, HMP became a wholly-owned subsidiary of RITA under the terms and conditions of an Agreement and Plan of Merger dated as of May 12, 2004 (the “Merger”);

WHEREAS, Mr. Wenzel was employed by HMP prior to the Merger pursuant to the terms of an employment agreement dated May 8, 2002 and as later amended on November 12, 2002, October 21, 2003, and February 25, 2004 (collectively, the “Employment Agreement”);

WHEREAS, the Company and Mr. Wenzel have agreed that Mr. Wenzel’s employment with the Company shall terminate; as set forth in the Employment Agreement, the Company has agreed to provide certain separation benefits to Mr. Wenzel; and Mr. Wenzel has agreed to release the Company from any claims arising from or related to the employment relationship.

NOW, THEREFORE, in consideration of the promises made herein, the Company and Mr. Wenzel (collectively referred to as the “Parties”) hereby agree as follows:

1. Termination of Employment. Mr. Wenzel and the Company acknowledge and agree that Mr. Wenzel’s employment with the Company shall terminate effective as of the close of business on December 5, 2004 (the “Separation Date”), which date is 120 days after Mr. Wenzel’s receipt of notice of termination from the Company (August 6, 2004) as required by the Employment Agreement. Mr. Wenzel shall resign from all officer and director positions he holds with the Company and any of its subsidiaries as of August 6, 2004.

(a) Transition Period. In consideration for the release of claims set forth below and other obligations under this Agreement, for the period from August 6, 2004 through the Separation Date (the “Transition Period”), Mr. Wenzel will be relieved of his primary, day-to-day, work responsibilities but will make himself reasonably available during such period to provide transition assistance as requested by the Company. During the Transition Period, the Company shall continue to provide to Mr. Wenzel the following compensation and benefits in accordance with standard Company policies and practices: 1) his regular base salary (based on an annual base salary of $250,000); 2) an automobile allowance of $900 per month; and 3) medical and life insurance benefits. In addition, for the quarter ending September 30, 2004, Mr. Wenzel shall be eligible to receive a pro-rated bonus payment for the period from July 1, 2004 through August 6, 2004, which bonus payment shall be determined by the Company based on achievement of the performance metrics set forth in the February 25, 2004 amendment to the Employment Agreement. Any such bonus shall be paid on October 30, 2004 and shall be subject to applicable tax withholding.

Mr. Wenzel shall not be entitled to any additional bonus payments prior to or following the Separation Date except as otherwise described in this Agreement.

2. Separation Benefits. In further consideration for the release of claims set forth below and other obligations under this Agreement and in full satisfaction of its obligations to Mr. Wenzel under the terms of the Employment Agreement, and provided this Agreement is signed by Mr. Wenzel and not revoked under Section 7 herein, and further provided that Mr. Wenzel remains in full compliance with his obligations to the Company under this Agreement, the Company agrees to provide the following separation benefits to Mr. Wenzel:

(a) The Company agrees to pay to Mr. Wenzel his regular base salary (based on an annual base salary of $250,000) for a twelve-month period from December 6, 2004 through December 5, 2005 (the “Severance Period”), subject to applicable tax withholding. The severance payments will be made on the Company’s regular payroll dates during the Severance Period;

(b) The Company shall make a bonus payment to Mr. Wenzel in the amount of $12,147.50 (reduced by applicable tax withholding) in each of the Company’s fiscal quarters during the Severance Period (other than Q4 of 2004), for an aggregate amount of $48,590. Each bonus payment shall be made on the date during the applicable quarter on which bonuses are paid to executives of the Company;

(c) The Company shall continue to provide an automobile allowance of $900 per month ($450 each pay period) to Mr. Wenzel through the end of the Severance Period; and

(d) If Mr. Wenzel accurately and timely elects to continue his health insurance benefits under COBRA, as described in Section 3(a) below, the Company agrees to reimburse Mr. Wenzel for the applicable COBRA premiums for himself and his dependents until the earlier of the end of the Severance Period or the date on which Mr. Wenzel becomes eligible for health insurance benefits from another employer.

3. Employee Benefits.

(a) Mr. Wenzel shall continue to receive HMP’s health insurance benefits (medical and dental) until December 31, 2004, which date shall be the “qualifying event” date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Mr. Wenzel timely and accurately elects to continue his health insurance benefits under COBRA following such date, the Company shall reimburse Mr. Wenzel for the applicable COBRA premiums until the earlier of the end of the Severance Period or the date on which Mr. Wenzel becomes eligible for health insurance benefits from another employer. Following such date, Mr. Wenzel has the right to continue the health insurance coverage under COBRA at his own expense.

(b) Except as otherwise provided above, Mr. Wenzel shall not be entitled to participate in any of the Company’s benefit plans or programs offered to employees of the Company after the Separation Date.

4. Stock Interests. In connection with the Merger, all options held by Mr. Wenzel to acquire shares of HMP’s common stock vested in full on the effective date of the Merger. Mr. Wenzel’s right to exercise the vested options up until and following the Separation Date shall be governed by the terms of the stock option agreement/s issued by HMP to Mr. Wenzel. Except as set forth in the stock option agreement/s, Mr. Wenzel acknowledges that as of the Separation Date, Mr. Wenzel shall have no right, title or interest in or to any shares of the Company’s capital stock under the stock option agreement/s, or any other agreement (oral or written) or plan with the Company.

5. No Other Payments Due. Mr. Wenzel and the Company agree that the Company shall pay to Mr. Wenzel on or before the Separation Date, his accrued salary, accrued vacation and other sums as are then due to Mr. Wenzel through such date.

6. Release of Claims. In consideration for the obligations of the Company set forth in this Agreement, Mr. Wenzel, on behalf of himself, and his heirs, executors, and assigns, hereby fully and forever releases the Company and its subsidiaries, current and former officers and directors, employees, investors, stockholders, administrators, predecessor and successor corporations and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Mr. Wenzel’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Mr. Wenzel’s right to purchase, or actual purchase of shares of stock of the Company;

(c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Georgia Annotated Code, and any family and medical leave acts;

(e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(f) any and all claims for attorneys’ fees and costs.

Excepted from the above release are Mr. Wenzel’s rights of indemnity under applicable law, the Indemnification Agreement described in Section 15 below, and/or the Company’s bylaws as a former executive of the Company. Mr. Wenzel agrees that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any payments or benefits receivable, or obligations incurred or specified under this Agreement.

7. Acknowledgment of Waiver of Claims under ADEA. Mr. Wenzel acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Mr. Wenzel and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the date of this Agreement. Mr. Wenzel acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Mr. Wenzel was already entitled. Mr. Wenzel further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement (the “Revocation Period”). This Agreement shall not be effective until the Revocation Period has expired.

8. Waiver of Unknown Claims. Mr. Wenzel represents that he is not aware of any claim other than the claims that are released by this Agreement. Mr. Wenzel agrees to expressly waive any rights he may have under any statute, common law principle, or other provision negating the validity or enforceability of waivers of claims that exist but are unknown by Mr. Wenzel at the time of this waiver.

9. Covenants.

(a) Confidential Information. Mr. Wenzel represents and warrants that he has not breached his obligations to the Company under applicable law and the terms set forth in Section 6 of the Employment Agreement (the “Confidentiality Obligations”). Mr. Wenzel further agrees that he shall comply with the Confidentiality Obligations up until and following the Separation Date as set forth in the Employment Agreement.

(b) Confidentiality of this Agreement. The parties each agree to use their best efforts to maintain in confidence the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Each party hereto agrees to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, except for disclosures required by law or necessary to effectuate the terms of this Agreement. The parties agree to take every precaution to disclose Separation Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Separation Information.

(c) Noncompetition; Nonsolicitation. Mr. Wenzel agrees that for a period of twelve (12) months following the Separation Date, he shall not, within the United States, engage in manufacturing, selling, or distributing medical products that compete with medical products sold by the Company during the last six (6) months of Mr. Wenzel’s employment, on behalf of any manufacturer or distributor whose products compete with the Company’s products. Mr. Wenzel further agrees that for a period of eighteen (18) months following the Separation Date, he shall not, on his own behalf or on behalf of others, hire or solicit for employment any person who at the time of such hiring or solicitation is an employee of the Company.

(d) SEC Reporting/Insider Trading Compliance. Mr. Wenzel agrees that he will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the Securities Exchange Commission as they relate to required information with respect to Mr. Wenzel. Further, Mr. Wenzel agrees that he will remain in compliance with the terms of the Company’s insider trading program with respect to purchases and sales of the Company’s stock.

10. Non-Disparagement. Mr. Wenzel agrees to refrain from any disparagement, defamation, slander, or tortious interference with the contracts and relationships, of the Company. Mr. Wenzel agrees that he shall continue to conduct himself in a professional manner that is supportive of the business of the Company.

11. Breach of this Agreement. Mr. Wenzel acknowledges that upon material breach of any provision of this Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Mr. Wenzel agrees that in addition to any other remedies which the Company may have for any material breach of this Agreement or otherwise, including termination of the Company’s obligations to provide the salary and benefits as described in Sections 2 and 3 of this Agreement, the Company shall be entitled to obtain equitable relief including specific performance, injunctions and restraining Mr. Wenzel from committing or continuing any such violation of this Agreement. Mr. Wenzel further agrees that if the Company ceases such payments and benefits as a result of Mr. Wenzel’s material breach of this Agreement, the waiver and release set forth in this Agreement shall remain in full force and effect at all times in the future.

12. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Mr. Wenzel represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

13. No Representations. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

14. Legal Fees. In the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of the Agreement, the prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys’ fees) to the extent permitted by applicable law; provided that if Mr. Wenzel files a lawsuit challenging the waiver of ADEA claims contained herein, the prevailing party will be entitled to its costs, including reasonable attorneys’ fees to the extent specifically authorized under federal law.

15. Indemnification. The Indemnification Agreement entered into by Mr. Wenzel and HMP, a copy of which is attached hereto as Exhibit A, shall remain in effect following the Separation Date in accordance with the terms of such agreement.

16. Entire Agreement. This Agreement, and the exhibit hereto, represent the entire agreement and understanding between the Company and Mr. Wenzel concerning Mr. Wenzel’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Mr. Wenzel’s relationship with the Company and his compensation by the Company.

17. No Oral Modification. This Agreement may only be amended in writing signed by Mr. Wenzel and the Company.

18. Governing Law. This Agreement shall be governed by the laws of the State of [Georgia], without regard to its conflicts of law provisions. In the event any provision of this Agreement is determined to be illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement shall not be affected thereby, it being the intention of the parties that each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19. Effective Date. This Agreement is effective upon the expiration of the Revocation Period described in Section 7 and such date is referred to herein as the “Effective Date.”

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21. Assignment. This Agreement may not be assigned by Mr. Wenzel or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Mr. Wenzel, provided such assignee(s) assumes all of the Company’s obligations hereunder.

22. Continuing Representations. Mr. Wenzel expressly acknowledges and agrees that, if requested to do so by the Company, he shall sign a Continuing Representations Certificate, in the form provided by the Company, on the Separation Date, reaffirming each of the waivers, releases, warranties and representations contained in this Agreement as of such date and that Mr. Wenzel’s rights continue to be as defined by the terms of this Agreement as of such date.

23. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) they have read this Agreement;

(b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) they understand the terms and consequences of this Agreement and of the releases it contains; and

(d) they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Release of Claims on the respective dates set forth below.

RITA MEDICAL SYSTEMS, INC.

Dated as of August 19, 2004	By:	Joseph DeVivo

	Title:	Chief Executive Officer

ROBERT J. WENZEL

Dated as of August 20, 2004	/s/ Robert J. Wenzel
Robert J. Wenzel

EXHIBIT A

INDEMNIFICATION AGREEMENT